Exhibit 23.1

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Meritage Hospitality Group Inc. for the registration of 208,333 Class A Warrants, 208,333 Class B Warrants, 500,000 shares of Series B Convertible Preferred Stock and 1,730,998 shares of its common stock and to the incorporation by reference therein of our report dated December 30, 2003, with respect to the 2003 consolidated financial statements of Meritage Hospitality Group Inc. included in its Annual Report (Form 10-K) for the year ended November 30, 2003, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP
Grand Rapids, Michigan

March 5, 2004